Marrone Bio Innovations, Inc. Reports Fourth-Quarter and Full-Year 2018 Financial Results

Fourth Quarter 2018 Revenues Grew 72% to $5.7 Million; Fiscal Year 2018 Revenues Increased 17% to $21.2 Million

Fourth Quarter 2018 Gross Margins Expanded to 50.5%; Annual Gross Margins Expanded to 48.6%

DAVIS, Calif. – March 14, 2019 – Marrone Bio Innovations Inc. (NASDAQ: MBII) (MBI), an international leader in smart biopesticide and plant health solutions, has provided its financial results for the fourth quarter and full year ended December 31, 2018.

Selected Operating and Financial Highlights

$ in millions	Q4 2018	Q4 2017	% Increase (Decrease)	FY 2018	FY 2017	% Increase (Decrease)
Revenues*	$5.7	$3.3	72%	$21.2	$18.2	17%
Gross Profit	$2.9	$1.5	89%	$10.3	$7.6	35%
Gross Margin	50.5%	46.0%	10%	48.6%	42.0%	16%
Operating Expenses	$8.3	$6.6	25%	$29.8	$30.6	(3)%
Loss from Operations	$(5.4)	$(5.1)	6%	$(19.5)	$(23.0)	(15)%
Net Loss**	$(8.0)	$(7.4)	9%	$(20.2)	$(30.9)	(35)%
Cash Used in Operations	$(2.8)	$(6.6)	(58)%	$(19.6)	$(21.1)	(7)%

*Because revenues in Full Year and Fourth Quarter 2018 included the effect of the adoption of the ASC 606 accounting standard (Revenue From Contracts With Customers), year-over-year numbers are not strictly an apples-to-apples comparison.

** Includes adjustments related to revisions to accounting assessment of Financing Transaction closed in Q1.

Q4 2018 Financial Highlights

●	Revenues in the fourth quarter of 2018 improved by 72 percent to $5.7 million, compared with $3.3 million in the fourth quarter of 2017, primarily because of higher sales of the Venerate product family.

●	The beneficial mix effect of increased sales of the Venerate product family in the fourth quarter of 2018 also increased gross margins significantly to a record 50.5 percent, compared with 46 percent in the fourth quarter of 2017.

●	Operating expenses were $8.3 million in the fourth quarter of 2018, compared with $6.6 million in the fourth quarter of 2017, and reflected the investment in the sales and marketing organization.

●	Net loss in the fourth quarter of 2018 was $8.0 million, or $(0.07) per share, compared with a net loss of $7.4 million, or $(0.24) per share, in the fourth quarter of 2017.

●	Cash used in operations for the quarter was $2.8 million, down from $6.6 million in the fourth quarter of 2017.

FY 2018 Financial Highlights

●	Revenues grew to $21.2 million in 2018, a 17 percent increase compared with $18.2 million in 2017, as sales of the current portfolio of products expanded both with current customers and across new crops and geographies.

●	Gross margins expanded to 48.6 percent in 2018, compared with 42 percent in 2017, reflecting a favorable mix effect from higher sales of the Venerate product family.

●	Full-year operating expenses were $29.8 million in 2018, compared with $30.6 million of operating expenses in 2017.

●	Net loss improved by $10.7 million to a loss of $20.2 million, or $(0.20) per share, reflecting revenue growth and higher gross margins.

●	Net loss for fiscal year 2018 was affected by several revisions to other income (expense), as related to the benefit of lower interest expense as well as the one-time effect of changes in the fair value of financial instruments and the gain and loss on extinguishment of debt. In particular, the revision related to the accounting assessments for the Company’s February 2018 financing transactions. The net effect of the change is a decrease in other income and expense of $2.3 million, and an increase in net loss by the same amount. This non-cash change does not affect operating results.

●	Cash used in operations was $19.6 million in 2018, down from $21.1 million in 2017.

Management Commentary

“We not only stabilized our commercial operations and financial footprint in fiscal year 2018, but we did so as we grew revenues and expanded gross margins,” said Dr. Pam Marrone, chief executive officer of Marrone Bio Innovations. “As we move forward in 2019, we are focused on three key deliverables: One, portfolio optimization; two, market expansion; and three, accelerated innovation. We see 2019 as a pivotal year as the groundwork we’ve put in place—technically, commercially and financially—comes to fruition with continued substantial revenue growth, which also sets the stage for growth in 2020 and beyond.”

“Marrone Bio’s technical successes are complemented by a disciplined approach to capitalizing our product pipeline, launching our commercial products and improving our manufacturing efficiencies, all while investing our cash strategically and judiciously,” she added. “Coupled with last year’s financing transactions, we are well positioned as the commercial leader in biologically based agricultural solutions.”

Q4 2018 Operational Highlights

●	Launched TerraConnect, a new global biological soil-applied and seed-treatment platform, delivering growers high-performance products as well as a broad range of valuable tools to improve and protect crops.

●	Expanded MBI’s international distribution network through a new agreement with Hop Tri Investment Corporation in Vietnam and Cambodia, with AMC/Agrimatco in Turkey for Grandevo, Majestene and/or Regalia and with Kyung Nong Corporation for Majestene and Venerate in South Korea.

●	Received notice of allowance from the U.S. Patent and Trademark Office for claims covering MBI-110 bacterium, the active ingredient in Stargus and Amplitude biofungicides, together covering nearly all potential commercial embodiments.

●	MBI-110 Biofungicide (Stargus) and Haven Sun Protectant approved for sale in Canada for use in fruits and vegetables (Stargus) and fruits, vegetables and nuts (Haven).

Conference Call and Webcast

Management will host an investor conference call at 1:30 p.m. PDT (4:30 p.m. EDT) today, March 14, 2019, to discuss Marrone Bio Innovations’ fourth quarter and full year 2018 financial results, provide a corporate update, and conclude with a Q&A from participants. To participate, please use the following information:

Q4 2018 Conference Call and Webcast

Date: Thursday, March 14, 2019

Time: 1:30 p.m. Pacific time (4:30 p.m. Eastern time)

U.S. Dial-in: 1-800-263-0877

International Dial-in: 1-323-794-2094

Conference ID: 7937030

Webcast: http://public.viavid.com/index.php?id=133556

Please dial in at least 10 minutes before the start of the call to ensure timely participation.

A playback of the call will be available through April 13, 2019. To listen, call 1-844-512-2921 within the United States or 1-412-317-6671 when calling internationally. Please use the replay pin number 7937030. A webcast will also be available for 30 days on the IR section of the Marrone Bio Innovations website or by clicking here: MBII Q4 2018 Webcast.

About Marrone Bio Innovations

Marrone Bio Innovations Inc. (NASDAQ: MBII) strives to lead the movement to a more sustainable world through the discovery, development and sale of innovative biological products for crop protection, plant health and waterway systems treatment that support a better tomorrow for farmers, turf managers and consumers around the globe. MBI has screened over 18,000 microorganisms and 350 plant extracts, leveraging its in-depth knowledge of plant and soil microbiomes enhanced by advanced molecular technologies to rapidly develop seven effective and environmentally responsible pest management products to help customers operate more sustainably while uniquely improving plant health and increasing crop yields. Supported by a robust portfolio of over 400 issued and pending patents around its superior natural product chemistry, MBI’s currently available commercial products are Regalia®, Stargus®, Grandevo®, Venerate®, Majestene®, Haven® and Amplitude™; TerraConnect™; and Zelto® and Zequanox®, all of which are trademarks or registered trademarks of Marrone Bio Innovations.

Learn more about Marrone Bio Innovations at www.marronebio.com. We also use our investor relations website, https://investors.marronebio.com, as well as our corporate Twitter account, @Marronebio, as means of disclosing material non-public information, and encourage our investors and others to monitor and review the information we make public in these locations. Follow us on social media: Twitter, LinkedIn and Instagram.

Marrone Bio Innovations Forward Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding strategy, future operations and plans, including assumptions underlying such statements, are forward-looking statements, and should not be relied upon as representing MBI’s views as of any subsequent date. Examples of such statements include statements regarding management’s proposed deliverables for 2019, the Company’s positioning for becoming a commercial leader, and the potential benefits of the Company’s products. Such forward-looking statements are based on information available to the Company as of the date of this release and involve a number of risks and uncertainties, some beyond the Company’s control, that could cause actual results to differ materially from those anticipated by these forward-looking statements, including consumer, regulatory and other factors affecting demand for the Company’s products, any difficulty in marketing MBI’s products in global markets, competition in the market for pest management products, lack of understanding of bio-based pest management products by customers and growers, and adverse decisions by regulatory agencies and other relevant third parties. Additional information that could lead to material changes in MBI’s performance is contained in its filings with the Securities and Exchange Commission. MBI is under no obligation to, and expressly disclaims any responsibility to, update or alter forward-looking statements contained in this release, whether as a result of new information, future events or otherwise.

Marrone Bio Innovations Contacts:

Pam Marrone, CEO and Founder

Jim Boyd, President and CFO

Telephone: +1 (530) 750-2800

Email: Info@marronebio.com

Investor Relations:

Greg Falesnik

Managing Director

MZ Group – MZ North America

Main: 949-385-6449

MBII@mzgroup.us

MARRONE BIO INNOVATIONS, INC.

Condensed Consolidated Balance Sheets

(In Thousands, Except Par Value)

	DECEMBER 31,
	2018	2017

Assets
Current assets:
Cash and cash equivalents	$18,221	$786
Restricted cash, current portion	—	487
Accounts receivable	2,720	3,785
Inventories, net	8,224	9,827
Deferred cost of product revenues	4	3,063
Prepaid expenses and other current assets	967	1,170
Total current assets	30,136	19,118
Property, plant and equipment, net	14,512	16,016
Restricted cash, less current portion	1,560	1,560
Other assets	359	219
Total assets	46,567	$36,913
Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$1,692	3,800
Accrued liabilities	6,872	8,189
Accrued interest due to related parties	—	1,622
Deferred revenue, current portion	438	6,193
Derivative liability	—	674
Debt, current portion	2,318	1,524
Total current liabilities	11,320	22,002
Deferred revenue, less current portion	2,399	2,046
Debt, less current portion	11,819	24,407
Debt due to related parties	7,300	37,822
Other liabilities	794	1,287
Total liabilities	33,632	87,564
Commitments and contingencies
Stockholders’ equity (deficit):
Preferred stock: $0.00001 par value; 20,000 shares authorized and no shares issued or outstanding at December 31, 2018 and December 31, 2017	—	—
Common stock: $0.00001 par value; 250,000 shares authorized, 110,686 and 31,351 shares issued and outstanding as of December 31, 2018 and December 31, 2017, respectively	1	—
Additional paid in capital	296,409	214,921
Accumulated deficit	(283,475)	(265,572)
Total stockholders’ equity (deficit)	12,935	(50,651)
Total liabilities and stockholders’ equity (deficit)	$46,567	$36,913

MARRONE BIO INNOVATIONS, INC.

Condensed Consolidated Statements of Operations

(In Thousands, Except Per Share Amounts)

	YEAR ENDED DECEMBER 31 ,
	2018	2017
Revenues:
Product	$20,775	$17,935
License	445	232
Total revenues	21,220	18,167
Cost of product revenues	10,907	10,528
Gross profit	10,313	7,639
Operating Expenses:
Research, development and patent	10,679	10,820
Selling, general and administrative	19,139	19,814
Total operating expenses	29,818	30,634
Loss from operations	(19,505)	(22,995)
Other income (expense):
Interest expense	(2,060)	(3,374)
Interest expense, related parties	(451)	(4,355)
Change in fair value of financial instruments	(5,177)	(96)
Loss on extinguishment of debt, net	(2,196)	—
Gain on extinguishment of debt, related party	9,183	—
Other income (expense), net	(8)	(105)
Total other income (expense), net	(709)	(7,930)
Net loss	$(20,214)	$(30,925)
Basic and diluted net loss per common share:	$(0.20)	$(1.06)
Weighted-average shares outstanding used in computing basic and diluted net loss per common share:	101,248	29,235

MARRONE BIO INNOVATIONS, INC.

Condensed Consolidated Statements of Cash Flows

(In Thousands)

	YEAR ENDED DECEMBER 31,
	2018	2017
Cash flows from operating activities
Net loss	$(20,214)	$(30,925)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,890	2,044
Gain on disposal of equipment	—	363
Share-based compensation	1,850	2,114
Non-cash interest expense	885	1,596
Change in fair value of financial instruments	5,177	96
Loss on extinguishment of debt, net	2,196	—
Gain on extinguishment of debt, related party, net	(9,183)	—
Net changes in operating assets and liabilities:
Accounts receivable	1,065	(193)
Inventories	1,603	(1,345)
Prepaid Expenses and other assets	(60)	(144)
Deferred cost of product revenues	1	(375)
Accounts payable	(2,028)	2,305
Accrued and other liabilities	(855)	2,599
Accrued interest due to related parties	(1,614)	4
Deferred revenue	(339)	805
Net cash used in operating activities	(19,626)	(21,056)
Cash flows from investing activities
Purchases of property, plant and equipment	(579)	(849)
Proceeds from the sale of equipment	—	35
Net cash used in investing activities	(579)	(814)
Cash flows from financing activities
Proceeds from issuance of common stock, net of offering costs	34,486	8,188
Proceeds from issuance of debt	2,000	4,000
Proceeds from secured borrowings	21,844	16,228
Reductions in secured borrowings	(21,046)	(14,952)
Repayment of debt	(254)	(756)
Financing costs	—	(215)
Repayment of capital leases	—	(420)
Exercise of stock options	39	17
Net settlement of options	(14)	—
Exercise of warrants	98	—
Net cash provided by financing activities	37,153	12,090
Net increase in cash and cash equivalents and restricted cash	16,948	(9,780)
Cash and cash equivalents and restricted cash, beginning of period	2,833	12,613
Cash and cash equivalents and restricted cash, end of period	$19,781	$2,833

Supplemental disclosure of cash flow information
Cash paid for interest	$2,915	$5,993
Supplemental disclosure of non-cash investing and financing activities
Property, plant and equipment included in accounts payable and accrued liabilities	$194	$245
Equipment acquired with debt	$487	$—
Embedded derivative liability associated with bridge loan	$573	$—
Conversion of debt to equity	$10,000	$—
Conversion of bridge loan (convertible note) to equity	$6,000	$—
Conversion of debt, related party to equity	$35,000	$—
Conversion of accrued liabilities into equity associated with the granting of restricted stock units	$205	$—